--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     Name:  The Holland Trust

     Address of Principal Business Office (No. and Street, City, State and Zip
Code):

               Suite 3260
               35 West Wacker Drive
               Chicago, Illinois 60601

     Telephone Number (including area code): (312) 553-1000

     Name and address of agent for service of process:

               Mr. Louis A. Holland
               Suite 3260
               35 West Wacker Drive
               Chicago, Illinois 60601

     Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

     YES  /X/       NO   / /

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the State of Illinois on the 7th day of February, 1996.

                              The Holland Trust


                              By:   /s/ Louis A. Holland
                                 ------------------------------
                                   Louis A. Holland (Trustee)

Attest:

/s/ Monica L. Walker
-------------------------
    (Secretary)
--------------------------------------------------------------------------------